Exhibit 99.1

For Immediate Release

Contact: Steven Klueg

Senior Vice President and Chief Financial Officer

704-864-6711

AFFINIA REPORTS FINANCIAL RESULTS FOR THE

THIRD QUARTER 2015

•	Reported Third Quarter Net Sales of $238 Million, with Currency Adjusted Sales of $262 Million

GASTONIA, NORTH CAROLINA, November 11, 2015 – Affinia Group Intermediate Holdings Inc. (“Affinia”), an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported net sales of $238 million for the third quarter of 2015 compared to $248 million in the third quarter of 2014, a decrease of $10 million or 4.0%. On a currency adjusted basis, net sales for the third quarter of 2015 improved by 5.6% or $14 million over the same period in 2014. Adjusted EBITDA was $30 million in the third quarter of 2015 compared to $38 million in the same period in the prior year, a decrease of 21.1%.

In the third quarter of 2015, Affinia entered into an agreement and plan of merger with MANN + HUMMEL Holding GmbH (“MANN + HUMMEL”), a German limited liability company, pursuant to which Affinia Group Holdings Inc., Affinia’s parent, will merge with a subsidiary of MANN + HUMMEL. It is currently anticipated that this transaction will close in the first quarter of 2016 or earlier depending on timing of regulatory approvals and satisfaction of other closing conditions. Additionally, Affinia closed during the late third and early fourth quarters of 2015 on the sale of the businesses that comprised its Affinia South America (“ASA”) segment to multiple buyers. All of the results of the ASA segment are presented within discontinued operations.

Keith Wilson, President and Chief Executive Officer, commented, “With the disposition of our ASA segment now complete, our focus will be solely on our Filtration business. Our global Filtration team has continued to show its commitment to serve our customers by delivering a high quality portfolio of products, superior service and enhanced logistics. Additionally, our employees around the world are very excited about Affinia becoming part of the MANN + HUMMEL family and embrace the opportunity to continue to provide significant value to our customers.”

Free cash flow, which is operating cash flow less capital expenditures, was $13 million in the third quarter of 2015, compared to a cash outflow of $9 million in the third quarter of 2014. Trade working capital was $157 million at September 30, 2015, an increase of $22 million from December 31, 2014.

“The proceeds from the sale of ASA reduced debt levels and further strengthened our balance sheet. Our focus remains on executing on our strategic initiatives and closing out the year strong, while positioning our businesses for a successful start to 2016.” stated Steven Klueg, Senior Vice President and Chief Financial Officer.

Net Sales

Net sales, which are comprised solely of Filtration segment sales as a result of the classification of ASA as discontinued operations, were $238 million for the third quarter of 2015 compared with $248 million for the same period last year. The decrease in net sales compared to the prior year is attributable to unfavorable currency and anticipated lower volumes in our North America operations, partially offset by strong local currency sales in Europe and South America. On a currency adjusted basis, net sales for the third quarter of 2015 improved by 5.6% or $14 million over the same period in 2014.

Operating Profit

Operating profit for the third quarter of 2015 was $26 million, a $7 million decrease compared to the prior year. Operating profit in the Filtration segment was $41 million in the third quarter of 2015, a $5 million decrease versus the prior year, primarily due to unfavorable currency and anticipated lower volumes in North America.

Adjusted EBITDA

Adjusted EBITDA was $30 million in the third quarter of 2015, an $8 million decrease compared to the corresponding period in the prior year, with Adjusted EBITDA margins of 12.6% in the third quarter of 2015 compared to 15.3% in the third quarter of 2014. Adjusted EBITDA for the Filtration segment was $41 million in the third quarter of 2015, an $8 million decline versus the same period in the prior year, due to unfavorable currency and lower volumes in North America.

Net (Loss) Income

Net loss was $33 million in the third quarter of 2015 compared to net income of $23 million in the third quarter of 2014. The decrease in net income was primarily driven by the $45 million loss on sale of certain ASA segment businesses and the recognition of the remaining $11 million gain on the sale of the Chassis group in the third quarter of 2014.

Balance Sheet

Affinia ended the third quarter of 2015 with $114 million of cash on hand and a total debt balance of $820 million.

Trade working capital was $157 million at September 30, 2015 compared to $135 million at December 31, 2014.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, Affinia has provided certain information which is considered non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA are non-GAAP financial measures. EBITDA is earnings before interest, taxes, depreciation and amortization. Affinia’s EBITDA is calculated by adding back depreciation and amortization and interest expense to income from continuing operations before income tax provision. Adjusted EBITDA and Adjusted Segment EBITDA are defined as EBITDA adjusted for certain items that management believes hinder comparison of the performance of Affinia’s business either period-over-period or with other businesses. Items are excluded from Adjusted EBITDA and Adjusted Segment EBITDA because they are individually or collectively material items and management does not consider them to be representative of the performance of the business during the periods presented. Management believes that these non-GAAP financial measures are useful to both management and the Company’s stakeholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Currency adjusted net sales excludes the impact of currency on current period results by applying the same exchange rates to net sales in both periods. To calculate currency adjusted net sales, the exchange rates used in the prior year are applied to the current year results. By excluding the impacts of currency, management believes the comparability of financial results between reporting periods is enhanced.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Affinia may not be comparable to similarly titled measures reported by other companies.

In accordance with Securities and Exchange Commission rules, each of Segment EBITDA, Adjusted Segment EBITDA and Adjusted EBITDA is reconciled to its closest GAAP measure, which is income from continuing operations before income tax provision and noncontrolling interest and is included in the attached supplemental data. Currency adjusted net sales are reconciled to their most closely correlated GAAP measure, which is net sales.

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2015	2014	2015	2014
Net sales	$238	$248	$682	$741
Cost of sales	(176)	(181)	(513)	(545)

Gross profit	62	67	169	196
Selling, general and administrative expenses	(36)	(34)	(103)	(110)

Operating profit	26	33	66	86
Other income and expense, net	(4)	—	(5)	(9)
Interest expense	(14)	(15)	(40)	(45)

Income from continuing operations before income tax provision, and noncontrolling interest	8	18	21	32
Income tax provision	(4)	(8)	(13)	(20)

Net income from continuing operations	4	10	8	12
(Loss) income from discontinued operations, net of tax	(37)	13	(36)	45

Net (loss) income	$(33)	$23	$(28)	$57

Affinia Group Intermediate Holdings Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(Dollars in millions)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$114	$26
Restricted cash	6	4
Trade accounts receivable, less allowances of $4 million at September 30, 2015 and $4 million at December 31, 2014	88	89
Inventories, net	166	145
Current deferred taxes	20	20
Prepaid taxes	13	18
Other current assets	16	43
Current assets of discontinued operations	53	199

Total current assets	476	544
Property, plant, and equipment, net	109	109
Goodwill	3	3
Other intangible assets, net	47	54
Deferred financing costs	11	14
Deferred income taxes	105	95
Investments and other assets	5	2

Total assets	$756	$821

Liabilities and shareholder’s deficit
Current liabilities:
Accounts payable	$97	$99
Notes payable	204	19
Other accrued expenses	63	43
Accrued payroll and employee benefits	16	16
Current liabilities of discontinued operations	23	58

Total current liabilities	403	235
Long-term debt	616	792
Deferred employee benefits and other noncurrent liabilities	16	13

Total liabilities	1,035	1,040

Contingencies and commitments
Shareholder’s deficit:
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	458	455
Accumulated deficit	(665)	(622)
Accumulated other comprehensive loss	(72)	(53)

Total shareholder’s deficit of the Company	(279)	(220)
Noncontrolling interest in consolidated subsidiaries	—	1

Total shareholder’s deficit	(279)	(219)

Total liabilities and shareholder’s deficit	$756	$821

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
(Dollars in millions)	2015	2014
Operating activities
Net (loss) income	$(28)	$57
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15	15
Currency devaluation	—	7
Loss (gain) on the sale of businesses	45	(32)
Non-cash reserves	6	—
Stock-based compensation	3	—
Write-of of unamortized deferred financing costs	—	1
Provision for deferred income taxes	(10)	(29)
Change in trade accounts receivable	(4)	(58)
Change in inventories	(31)	(19)
Change in other current operating assets	28	3
Change in other current operating liabilities	28	54
Change in other	(4)	5

Net cash provided by operating activities	48	4
Investing activities
Proceeds from the sale of businesses, net of cash transferred	56	149
Proceeds from the sale of an equity method investment	—	4
Change in restricted cash	(2)	—
Additions to property, plant and equipment	(17)	(18)

Net cash provided by investing activities	37	135
Financing activities
Proceeds from other debt	24	—
Repayments of other debt	(15)	(10)
Repayments of Term loans	—	(109)
Proceeds from stock option exercise	1	—
Distribution to shareholders	(15)	(57)
Other financing activity	(1)	—

Net cash used in financing activities	(6)	(176)
Effect of exchange rates on cash	(9)	(6)
Increase (decrease) in cash and cash equivalents	70	(43)
Cash and cash equivalents at beginning of the period	45	101

Cash and cash equivalents at end of the period	$115	$58

Affinia Group Intermediate Holdings Inc.

Segment Information

The following tables provide the components of operating profit and Adjusted EBITDA by segment, as well as for corporate, eliminations and other, and Affinia Group Intermediate Holdings Inc. on a consolidated basis:

(Dollars in millions)	Three Months Ended
	September 30, 2015			September 30, 2014
	Filtration	Corporate/ Elims/ Other	Consolidated	Filtration	Corporate/ Elims/ Other	Consolidated
Net sales	$238	$—	$238	$248	$—	$248
Cost of sales	(176)	—	(176)	(178)	(3)	(181)

Gross profit	62	—	62	70	(3)	67
Selling, general & administrative expenses	(21)	(15)	(36)	(24)	(10)	(34)

Operating Profit	41	(15)	26	46	(13)	33
Operating Profit %	17.2%	—	10.9%	18.5%	—	13.3%
Other income and expense, net	(4)	—	(4)	(1)	1	—
Depreciation and amortization	4	—	4	4	—	4
Environmental reserves	—	2	2	—	—	—
Restructuring and other	—	2	2	—	1	1

Adjusted EBITDA	$41	$(11)	$30	$49	$(11)	$38
Adjusted EBITDA % to net sales	17.2%	—	12.6%	19.8%	—	15.3%

(Dollars in millions)	Nine Months Ended
	September 30, 2015			September 30, 2014
	Filtration	Corporate/ Elims/ Other	Consolidated	Filtration	Corporate/ Elims/ Other (1)	Consolidated
Net sales	$682	$—	$682	$732	$9	$741
Cost of sales	(512)	(1)	(513)	(538)	(7)	(545)

Gross profit	170	(1)	169	194	2	196
Selling, general & administrative expenses	(67)	(36)	(103)	(69)	(41)	(110)

Operating Profit	103	(37)	66	125	(39)	86
Operating Profit %	15.1%		9.7%	17.1%		11.6%
Other income and expense, net	(5)	—	(5)	(9)	—	(9)
Depreciation and amortization	13	1	14	12	—	12
Environmental reserves	—	2	2	—	—	—
Currency devaluation	1	—	1	5	—	5
Bad debt expense	—	—	—	2	—	2
Restructuring and other	—	5	5	—	7	7

Adjusted EBITDA	$112	$(29)	$83	$135	$(32)	$103
Adjusted EBITDA % to net sales	16.4%	—	12.2%	18.4%	—	13.9%

(1)	Corporate, elims and other for the nine months ended September 30, 2014 includes the results of the Venezuela operations of the Affinia South America (“ASA”) segment, which were closed as of June 30, 2014. The results of operations of this business did not meet the criteria to be presented as a component of discontinued operations.

Affinia Group Intermediate Holdings Inc.

Reconciliation of Non-GAAP Measures

The supplemental data presented below is a reconciliation of certain financial measures which are intended to facilitate analysis of Affinia Group Intermediate Holdings Inc.’s business and operating performance.

Reconciliation of Adjusted EBITDA and Currency Adjusted Net Sales

	Three Months Ended
(Dollars in millions)	September 30, 2015			September 30, 2014
	Filtration	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.	Filtration	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations before income tax provision, and noncontrolling interest	$36	$(28)	$8	$44	$(26)	$18
Add back:
Depreciation and amortization	4	—	4	4	—	4
Interest expense	1	13	14	1	14	15

EBITDA	41	(15)	26	49	(12)	37
Environmental reserves	—	2	2	—	—	—
Restructuring and other	—	2	2	—	1	1

Adjusted EBITDA	$41	$(11)	$30	$49	$(11)	$38

	Nine Months Ended
(Dollars in millions)	September 30, 2015			September 30, 2014
	Filtration	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.	Filtration	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	$96	$(75)	$21	$116	$(84)	$32
Add back:
Depreciation and amortization	13	1	14	12	—	12
Interest expense	2	38	40	—	45	45

EBITDA	111	(36)	75	128	(39)	89
Currency devaluation	1	—	1	5	—	5
Bad debt expense	—	—	—	2	—	2
Legal/Environmental reserves	—	2	2	—	—	—
Restructuring and other	—	5	5	—	7	7

Adjusted EBITDA	$112	$(29)	$83	$135	$(32)	$103

	Three Months Ended				Nine Months Ended
(Dollars in millions)	September 30,				September 30,
	2015	2014	Variance	% Change	2015	2014	Variance	% Change
Currency adjusted net sales	$262	$248	$14	5.6%	$754	$741	$13	1.8%
Impact of currency adjustment	(24)	—	(24)	—	(72)	—	(72)	—

Net sales	$238	$248	$(10)	-4.0%	$682	$741	$(59)	-8.0%

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Thursday, November 12, 2015 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial (800) 708-4539 within the United States and Canada or (+1) (847) 619-6396 for international callers and enter participant code 40872796. A replay of the call will be available shortly after the live conference ends.

Affinia Group Intermediate Holdings Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.0 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2014. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties and other important factors include, among others, domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets, intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; and our leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward-looking statements apply only as of the date of this release or as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.